INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-69949 of Global Industries, Ltd. on Form S-8 and in Registration No. 333-86325 of Global Industries, Ltd. on Form S-3 of our report dated March 9, 2004, which expresses as unqualified opinion and contains explanatory paragraphs regarding the Company's change in 2002 in the method of accounting for goodwill and intangible assets the change in 2001 in the method of accounting for derivative instruments, appearing in this Annual Report on form 10-K of Global Industries, Ltd. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana

March 10, 2004